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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-8, Nos. 333-17029, 333-58955, 333-87183, 333-91607 and 333-44350)
pertaining to the 1996 Equity Incentive Plan, Employee Stock Purchase Plan, 1996 Non-Employee Directors' Stock Option Plan, 1999 Non-Officer Equity Incentive Plan and Individual Stock Option Grants Outside of a Plan and in the Registration Statements (Forms S-3, Nos. 333-41649, 333-50505, 333-45072,
333-52028, 333-53444, 333-54828 and 333-58550) and in the related Prospectuses of Aviron, of our report dated January 25, 2001, with respect to the consolidated financial statements of Aviron included in this Annual Report (Form 10-K/A) for the year ended December 31, 2000.

                                        /s/ Ernst & Young LLP

Palo Alto, California
April 27, 2001